Filed Pursuant to Rule 433
Dated August 18, 2010
Registration Statement No. 333-155411
Supplementing Preliminary Prospectus Supplement Dated August 17, 2010 and
Prospectus dated December 1, 2008
Cedar Shopping Centers, Inc.
2,850,000 Shares of 8 7/8% Series A Cumulative Redeemable Preferred Stock

Issuer:	Cedar Shopping Centers, Inc.

Title of Shares:	8 7/8% Series A Cumulative Redeemable Preferred Stock

Number of Shares:	2,850,000 shares

Number of Option Shares:	None

Maturity:	Perpetual

Trade Date:	August 18, 2010

Settlement Date:	August 25, 2010 (T+5)

Distribution Rate:	8 7/8%

Distribution Payment Dates:	February 20, May 20, August 20 and November 20. The next quarterly distribution payment is scheduled for August 20, 2010 to holders of record at the close of business on August 10, 2010. Since the record date has passed, purchasers of shares of Series A Preferred Stock in this offering will not be entitled to receive that distribution payment.

Optional Redemption:	Redeemable at any time, in whole or from time to time in part, by payment of $25.00 per share, plus any accrued and unpaid distributions to and including the date of redemption.

Yield (including accrued distribution):	9.08%

Yield (excluding accrued distribution):	9.06%

Public Offering Price:	$24.50

Net Proceeds (before expenses):	$67,381,125

Underwriter:	Goldman, Sachs & Co.

Listing/Symbol:	NYSE/“CDR PrA”

ISIN:	US1506023084

CUSIP:	150602308
The issuer has filed a registration statement (including a preliminary prospectus supplement and a related prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the related prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and related prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526.